Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 26, 2021 (except for the restatement described in Note 18 and the effects thereof, as to which the date is May 6, 2021) with respect to the consolidated financial statements, and our report dated February 26, 2021 (except for the material weakness discussed in Management’s Report on Internal Control over Financial Reporting, as to which the date is May 6, 2021) with respect to internal control over financial reporting, both included in the Annual Report of Daseke, Inc. on Form 10-K/A for the year ended December 31, 2020.  We consent to the incorporation by reference of said reports in the Registration Statements of Daseke, Inc. on Forms S-8 (File No. 333-249878, File No. 333-237811, and File No. 333-218386).

/s/ GRANT THORNTON LLP

Dallas, Texas

May 6, 2021